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                                                                    EXHIBIT 11.1

                                IA CORPORATION I

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                      AND
                     PRO FORMA NET INCOME (LOSS) PER SHARE

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
                                                YEARS ENDED DECEMBER 31,
                                           ------------------------------------
                                              1996        1995         1994
                                           ----------- -----------  -----------
HISTORICAL:
Net income (loss)........................  $ 2,308,000 $(2,485,000) $(5,029,000)
                                           =========== ===========  ===========
Weighted average common shares
 outstanding.............................    6,459,808   5,730,465    5,901,145
Common stock equivalents (using treasury
 stock method)...........................      602,807         --           --
Common and common stock options issued
 during the
 12-month period prior to the initial
 public offering in accordance with Staff
 Accounting Bulletin No. 83 (using the
 treasury stock method)..................      731,956     865,944      865,944
                                           ----------- -----------  -----------
                                             7,794,571   6,596,409    6,767,089
                                           =========== ===========  ===========
Net income (loss) applicable to common
 stockholders per share..................  $      0.30 $     (0.38) $     (0.74)
                                           =========== ===========  ===========
PRO FORMA:
Net income (loss)........................  $ 2,308,000 $(1,312,000)
                                           =========== ===========
Historical weighted average shares
 outstanding.............................    7,794,571   6,596,409
Effect of assumed conversion of preferred
 stock...................................    2,534,460   2,827,956
                                           ----------- -----------
                                            10,329,031   9,424,365
                                           =========== ===========
Pro forma net income (loss) per share....  $      0.22 $     (0.14)
                                           =========== ===========
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